UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 15, 2006
Waste Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25955 (Commission File Number)	01-0780204 (IRS Employer Identification No.)
1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (905) 319-1237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 Securities and Trading Markets
Item 3.02 — Unregistered Sales of Equity Securities
On December 15, 2006 Waste Services, Inc. issued 9,894,738 shares of its common stock at a price of $9.50 in a private placement, and exchanged or redeemed all of the 17.75% Series A Preferred Stock.
The issuance of the common stock is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the act and the rules and regulations promulgated thereunder on the basis that it did not involve a public offering.
A copy of the press release announcing this placement is attached as Exhibit 99.1 to this Form 8-K.
Section 5 Corporate Governance and Management
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 15, 2006, Charlie McCarthy was appointed a director of Waste Services, Inc. for a term expiring in 2009.
Mr. McCarthy is a co-founder of Prides Capital, LLC, a Boston based investment management firm. As part of the private placement, an affiliate of Prides Capital, LLC received 1,736,843 shares of our common stock at $9.50 per share, for a purchase price of approximately $16.5 million. The subscription agreement relating to this issuance provided that we would elect the person designated by the affiliate of Prides Capital, LLC to our Board of Directors. Prides Capital, LLC and its affiliates currently own approximately 12.7% of our outstanding stock.
There are no related party transactions between the Company and Mr. McCarthy, and Mr. McCarthy has not been named to any board committees.
A copy of the press release announcing this appointment is attached as Exhibit 99.1 to this Form 8-K.
Section 9 Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits
     99.1 December 18, 2006 Press Release.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE SERVICES, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Executive Vice President and General Counsel Date: December 19, 2006

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